Exhibit 99.1

NEWS RELEASE	Contact: James G. Reynolds
949-221-0600/888-604-1990 Victoria J. Baker (General and Investor Information) 703-796-1798

HEALTH CARE PROPERTY INVESTORS, INC. REPORTS RESULTS FOR QUARTER ENDED MARCH 31, 2003

NEWPORT BEACH, CA., April 22, 2003 — Health Care Property Investors, Inc. (NYSE:HCP), an equity health care real estate investment trust (REIT), announced today operating results for the quarter ended March 31, 2003. Funds From Operations (FFO) for the quarter ended March 31, 2003 was $47,706,000 or $0.80 per diluted share of common stock, compared with $43,911,000 or $0.77 per diluted share of common stock for the quarter ended March 31, 2002.

Net Income applicable to common shares for the quarter ended March 31, 2003 totaled $21,439,000, or $0.36 per diluted share of common stock, on revenue of $92,056,000. This compares with Net Income applicable to common shares of $24,184,000, or $0.42 per diluted share of common stock, on revenue of $79,704,000, for the quarter ended March 31, 2002.

Health Care Property Investors, Inc. has scheduled a conference call and webcast today, April 22, at 10:30 a.m. Pacific Time (1:30 p.m. Eastern Time) in order to present the Company’s performance and operating results for the quarter ended March 31, 2003. The conference call is accessible by dialing (913) 981-5574. The webcast is accessible via the Company’s Internet web site at www.hcpi.com. A webcast replay of the conference call will be available after 3:00 p.m. Pacific Time on April 22, 2003 through April 30, 2003 via the Company’s web site.

Health Care Property Investors, Inc. (NYSE:HCP) is a self-administered equity real estate investment trust (REIT) that invests directly or through joint ventures in health care facilities. As of March 31, 2003 the Company’s portfolio of 453 properties in 44 states consisted of 31 hospitals, 176 long-term care facilities, 126 retirement and assisted living facilities, 85 medical office buildings and 35 other healthcare facilities. For more information on Health Care Property Investors, Inc., visit the Company’s web site at www.hcpi.com.

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Statements in this news release and the supplement that are not historical may contain forward-looking statements subject to risks and uncertainties, such as competition for the acquisition and financing of health care facilities, competition for lessees and mortgagors (including with respect to new leases and mortgages and the renewal or roll-over of existing leases), continuing operational difficulties in the long-term care and assisted living sectors, the ability to acquire, sell or lease facilities and the timing of acquisitions, sales and leasings, changes in health care laws and regulations and other changes in the health care industry which affect the operations of our lessees or mortgagors, changes in tax laws and regulations, changes in the financial position of our lessees and mortgagors and changes in economic conditions, including changes in interest rates and the availability and cost of capital, which affect opportunities for profitable acquisitions, some of which are described from time to time in the SEC reports filed by the Company. Projections of earnings and FFO may not be updated until the next announcement of earnings, and events prior to the next announcement could render the expectations stale.

HEALTH CARE PROPERTY INVESTORS, INC.

Summary Information for Quarter Ended March 31, 2003 and 2002

(Unaudited) Dollars in Thousands, Except Per Share Amounts

	Quarter Ended March 31,
	2003	2002
Revenue	$92,056	$79,704
Net Income Applicable to Common Shares	$21,439	$24,184
Basic Earnings Per Share	$0.36	$0.43
Diluted Earnings Per Share	$0.36	$0.42
Weighted Average Shares Outstanding (Diluted Earnings Per Share)	59,986	57,025

Funds From Operations (1)	$47,706	$43,911
Diluted Funds From Operations Per Share	$0.80	$0.77

(1) We believe that Funds From Operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. The term FFO was designed by the real estate investment trust industry to address this issue. Additionally, we analyze the relationship between dividend payments and FFO to measure our desired payout ratio.

We adopted the definition of FFO prescribed by the National Association of Real Estate Investment Trusts' (NAREIT) October 1999 White Paper (as amended April 2002). FFO is defined as Net Income applicable to common shares (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus real estate depreciation and real estate related amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income. FFO, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts that do not define it exactly as the NAREIT definition.

HEALTH CARE PROPERTY INVESTORS, INC.

Consolidated Statements of Income and Funds From Operations

(Unaudited) Dollars in Thousands, Except Per Share Amounts

	Quarter Ended March 31,
	2003	2002
Revenue
Rental Income, Triple Net Properties	$58,385	$52,774
Rental Income, Managed Properties	23,529	21,421
Interest and Other Income	10,142	5,509
	92,056	79,704

Expense
Interest Expense	22,000	17,469
Real Estate Depreciation	19,549	17,552
Managed Properties Operating Expenses	9,003	7,288
General and Administrative Expenses	5,242	4,145

	55,794	46,454

Income From Operations	36,262	33,250
Minority Interests	(1,995)	(1,999)

Income Before Discontinued Operations	34,267	31,251
Discontinued Operations (including net loss on real estate dispositions of $6,263 and 1,319 for the quarter ended March 31, 2003 and 2002, respectively)	(6,603)	(842)

Net Income	$27,664	$30,409
Dividends to Preferred Stockholders	(6,225)	(6,225)

Net Income Applicable to Common Shares	$21,439	$24,184
Real Estate Depreciation and Amortization	19,549	17,552
Loss on Real Estate Dispositions	6,263	1,319
Depreciation and Amortization included in Discontinued Operations	214	573
Joint Venture Adjustments	241	283

Basic Funds From Operations	$47,706	$43,911
Dividends on Convertible Operating Partnership Units	1,300	1,292

Diluted Funds From Operations	$49,006	$45,203

Basic Earnings Per Common Share	$0.36	$0.43

Diluted Earnings Per Common Share	$0.36	$0.42

Diluted Funds From Operations Per Common Share	$0.80	$0.77

Weighted Average Shares Outstanding—Basic	59,815	56,737

Weighted Average Shares Outstanding—Diluted EPS	59,986	57,025

Weighted Average Shares Outstanding—Diluted FFO (1)	61,590	58,619

(1) Weighted average shares outstanding-Diluted FFO includes Weighted Average Shares Outstanding—  Diluted EPS and convertible operating partnership units which are convertible into our common stock on a one-for-one basis.

HEALTH CARE PROPERTY INVESTORS, INC.

Consolidated Balance Sheets

(Unaudited) Dollars in Thousands

	March 31, 2003	December 31, 2002
Assets
Real Estate Investments
Buildings and Improvements	$2,519,266	$2,514,876
Accumulated Depreciation	(439,558)	(424,788)

	2,079,708	2,090,088
Construction in Progress	11,624	6,873
Land	275,034	274,450

	2,366,366	2,371,411
Loans Receivable	312,660	300,165
Investments in and Advances to Partnerships	32,217	32,664
Accounts Receivable	19,319	22,382
Other Assets	10,955	13,300
Cash and Cash Equivalents	13,440	8,495

Total Assets	$2,754,957	$2,748,417

Liabilities and Stockholders' Equity
Bank Notes Payable	$102,200	$267,800
Senior Notes Payable	1,050,840	888,126
Mortgage Notes Payable	176,517	177,922
Accounts Payable, Accrued Expenses and Deferred Income	75,393	62,145
Minority Interests in Partnerships/Convertible Operating Partnership Units	67,366	71,535
Stockholders' Equity:
Preferred Stock	274,487	274,487
Common Stock	60,288	59,470
Additional Paid-In Capital	1,239,299	1,211,551
Other Equity	(10,433)	(11,705)
Cumulative Net Income	1,048,128	1,020,464
Cumulative Dividends	(1,329,128)	(1,273,378)

Total Stockholders' Equity	1,282,641	1,280,889

Total Liabilities and Stockholders' Equity	$2,754,957	$2,748,417

HEALTH CARE PROPERTY INVESTORS, INC.

Supplementary Financial and Operating Information

As of March 31, 2003

INVESTMENT PORTOLIO

As of March 31, 2003, the Company’s gross investment in properties, including partnership interests and mortgage loans, was approximately $ 3.1 billion.

ACQUISITIONS AND INVESTMENTS

Total new investments for the first quarter of 2003 are summarized as follows:

Acquisition of Properties	$22,400,000
Loans	9,500,000
New Construction and Expansion	5,700,000

$37,600,000

For the quarter ended March 31, 2003, the Company acquired six properties totaling approximately $22.4 million, with an average lease rate of 11.1%. These investments included five assisted living facilities and one health and wellness center. Also during the quarter, the Company completed a $9.5 million mezzanine loan secured by seven assisted living facilities with an interest rate of 13.5%.

As of March 31, 2003, the Company had commitments to acquire or construct an additional $62 million of health care real estate and capital projects.

ASSETS HELD FOR SALE

During the quarter ended March 31, 2003, the Company sold four facilities, of which three were vacant, for a net sales price of $9.1 million resulting in a net gain of $2.6 million. Additionally, the Company recognized $8.8 million of impairment losses on 11 facilities, nine of which are vacant. As of March 31, 2003, the Company has a total of 11 vacant facilities. Costs associated with these 11 vacant facilities are approximately $70,000 per month.

Discontinued Operations

The following table presents the Company’s results of operations for the year ended December 31, 2002 after giving effect to assets qualifying for reclassification as discontinued operations during the quarter ended March 31, 2003, in accordance with Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” The reclassification has no impact on Net Income, Funds From Operations (FFO) or per share amounts.

	December 31, 2002
	As Restated	As Reported
Rental Income, Triple Net Properties	$240,198	$240,537
Rental Income, Managed Properties	87,516	91,200
Interest and Other Income	27,835	27,839

	$355,549	$359,576

Interest Expense	$77,891	$77,952
Real Estate Depreciation	74,623	75,722
Managed Properties Operating Expenses	32,024	32,720
General and Administrative Expenses	18,233	18,408
Impairment Losses on Real Estate	—	9,200

	$202,771	$214,002

Income From Operations	$152,778	$145,574
Minority Interest	(8,396)	(8,396)

Income Before Discontinued Operations	$144,382	$137,178

Discontinued Operations (Including a Net Loss of $10,330 and $1,130 on Real Estate Dispositions, Respectively)	(7,002)	202

Net Income	$137,380	$137,380

PORTFOLIO PERFORMANCE AND MAJOR OPERATORS

HOSPITAL PORTFOLIO

The Company currently derives 29% of its annualized cash provided by leases and loans, or $101.5 million, from 31 hospitals.

Tenet Healthcare Corporation

Tenet Healthcare Corporation (“Tenet”) leases from the Company eight acute care hospitals and one medical office building in which HCPI has an aggregate investment of $460 million. Rents from these hospitals constitute approximately 16% of the Company’s annualized cash provided by leases and loans.

Tenet has announced its adoption of new policies as of January 1, 2003 for calculating Medicare reimbursement for patients who require high cost treatments (“outlier payments”). The Company estimates that, if payments at its eight Tenet operated hospitals are reduced in proportion to Tenet’s announcement, rents paid to the Company would decrease by $500,000 per year, approximately $0.01 per diluted share of common stock, and the cash flow coverage of rents after management fees would decrease from 5.1 to 4.4.

The current terms of the leases for the eight hospitals leased to Tenet expire between February 2004 and May 2005. Under each of the leases, Tenet can provide notification six months prior to the expiration of the current term of its intent to renew the lease for five years under the existing terms or purchase the facility at fair market value. Within the past five years Tenet renewed the leases on each of the seven facilities that reached renewal or purchase option dates.

HealthSouth Corporation

Five percent of the Company’s annualized cash provided by leases and loans is generated from facilities leased to HealthSouth Corporation (“HealthSouth”), primarily from nine rehabilitation hospitals. In March 2003, the Securities and Exchange Commission charged HealthSouth and its former chief executive officer with inflating earnings by $1.4 billion since 1999 and overstating assets by $800 million. Accordingly, due to the possible unreliability of the financial information reported by HealthSouth, we have adjusted our cash flow coverage and operating results presentation for our hospital portfolio to exclude HealthSouth results.

The average remaining lease term on the nine rehabilitation hospitals leased by HealthSouth is four years excluding renewal options. The average age of these hospitals is 14 years. First quarter 2003 occupancy on the nine facilities ranged from 60% to 97%, with an average occupancy of 81%. HealthSouth is current on all significant rent payments through April 2003.

LONG-TERM CARE PORTFOLIO

Twenty-five percent of the Company’s annualized cash provided by leases and loans is currently derived from the long-term care sector. Reduced reimbursements, a nursing shortage and increased liability insurance costs continue to challenge this sector. Certain temporary Medicare add-on payments enacted within The Balanced Budget Refinement Act of 1999 and Medicare, Medicaid and SCHIP Benefit and Protection Act of 2000 expired in October 2002. As a result, Medicare reimbursement to nursing homes declined approximately 9% as of October 1, 2002. Other add-on payments associated with certain classifications were scheduled to expire October 1, 2003. However, the Administration acted to preserve these payments until 2005. A planned limitation on Medicare Part B rehabilitation therapy procedures scheduled for January 1, 2003 has been delayed until July 1, 2003. If the proposed therapy cap is enacted, it is anticipated that Medicare reimbursement will be further reduced. Cash flow coverage of rents of the Company’s long-term care facilities have been negatively affected as a result of the issues discussed above.

Centennial HealthCare Corporation

In late 2002, the Company sent default and lease termination notices to Centennial HealthCare Corporation and certain of its subsidiaries (“Centennial”) for non-payment of rent under 17 leases and non-payment of interest and principal under a secured loan, and to a third party lessee for non-payment of rent on three facilities managed by Centennial. In December 2002 Centennial filed voluntary petitions for Chapter 11 reorganization with the U.S. Bankruptcy Court.

As of November 30, 2002, the total obligations of Centennial and the third party lessees under the 20 leases and the secured loan were approximately $900,000 per month. The Company’s gross investment in the 20 leased facilities and the facility subject to the secured loan was approximately $67 million, and the book value of these properties, net of depreciation as of March 31, 2003, is approximately $42 million.

During the first quarter, the operations of five of the 20 leased facilities were transferred to other operators, with an additional six facilities expected to transition to new operators during the second quarter. The Company has reached an agreement in principle with Centennial for Centennial to retain the operations of eight facilities, although the Company cannot ensure that definitive agreements will be signed and approved by the U.S. Bankruptcy Court. The facility securing the loan and another facility are expected to be sold. During the quarter, the Company received rent for the properties of approximately $510,000 per month. In addition, the Company received rents of $520,000 on these facilities for April 2003. Monthly revenue attributable to the facilities is expected to be approximately $550,000 per month after all lease arrangements and sales are finalized, representing a revenue decrease of $350,000 per month or approximately $0.07 per diluted share of common stock annually.

Sun Healthcare Group, Inc.

During the quarter, Sun Healthcare Group (“Sun”), which had directly leased from the Company four facilities, subleased two facilities and managed three facilities, communicated to the Company that alternative operators should be found and that it would not pay rent after January 2003 on these facilities. The monthly rent for the nine facilities was approximately $460,000 per month in 2002. The Company received approximately $255,000 in rent for each of February and March 2003 attributable to these properties. The Company has reached agreements to lease four facilities with operations expected to transfer during the second quarter of 2003. New subleases are in process on the two subleased facilities and are expected to transition to the new subtenant in the second quarter of 2003. The three facilities previously managed by Sun have been moved to another operator and no rent diminution is expected. Monthly revenue for the nine facilities is expected to be approximately $400,000 per month after all lease arrangements are finalized, representing a revenue decrease of $60,000 per month or approximately $0.01 per diluted share of common stock annually.

RETIREMENT AND ASSISTED LIVING PORTFOLIO

The Company currently derives 22% of its annualized cash provided by leases and loans from the retirement and assisted living industry. The assisted living component of this sector has been challenged by overbuilding, slow fill-up, rising insurance costs and higher operating costs associated with increased acuity of residents. However, occupancy rates, monthly payment rates, and bottom line performance, including cash flow coverage on rents, are improving.

American Retirement Corporation

As of March 31, 2003, the Company had $203 million invested in retirement living communities leased to or collateralized by assets operated by American Retirement Corporation (“ARC”). These investments include six leased properties and a $125 million investment in a subsidiary of ARC, ARCPI Holdings, Inc. (“ARCPI”). The investment in ARCPI is comprised of 1) a $113 million, 19.5% loan (due 2007 with prepayment option in 2005 and a current pay rate of 9%) collateralized by ARC’s 90.2% interest in nine retirement living communities and 2) a $12 million equity investment in the remaining 9.8% ownership interest in ARCPI.

The Company derives approximately $8.5 million in lease revenue and $16.2 million in interest and equity income annually from the $203 million investment in ARC properties. Interest and equity income recognized from the $125 million investment in ARCPI is affected by the operating results of the nine underlying retirement living communities. Based upon the Company’s analysis of the loan to asset value underlying the investment, we are recording interest income at approximately 13% on the $113 million loan. As of March 31, 2003, $2.4 million of accrued interest receivable has been recorded, representing the difference between the accrual rate and the pay rate.

MANAGED MEDICAL OFFICE, HEALTH CARE LABORATORY AND BIOTECH RESEARCH, AND PHYSICIAN GROUP PRACTICE CLINIC PORTFOLIO

The Company’s 4.3 million square foot managed medical office, health care laboratory and biotech research, and physician group practice clinic portfolio currently produces approximately 16.9% of the Company’s annualized cash provided by leases and loans. Net Operating Income (NOI), (defined as Rental Income, Managed Properties net of Managed Properties Operating Expenses) for the first quarter 2003 increased by $393,000 from the first quarter 2002 due to 2002 acquisitions. The occupancy level within this portfolio was 93% at both March 31, 2003 and December 31, 2002.

FUTURE OPERATIONS

The Company projects Diluted Funds From Operations (FFO) for 2003 to range between $3.51 and $3.59 per share. Diluted FFO for 2003 is predicated on a diluted earnings per share range of $2.05 to $2.08 adjusted, in accordance with the NAREIT definition of FFO, for real estate depreciation of $1.28 to $1.33, net gains or losses on real estate dispositions of $0.10 and dividends on operating partnership units of $0.08.

CAPITAL MARKETS ACTIVITY

On February 28, 2003 the Company raised $200 million through the issuance of 6% senior unsecured notes due 2015. Proceeds were utilized to fund acquisitions and for repayment of indebtedness. During the quarter, the Company redeemed $5 million in Medium Term Notes due March 10, 2015, which carried an interest rate of 9%, and paid off $30 million of maturing Medium Term Notes with an aggregate interest rate of 7.11%.

During the quarter ended March 31, 2003, the Company raised $24.7 million at an average price per share of $34.94 under its Dividend Reinvestment and Stock Purchase Plan (DRIP). Since implementation of the DRIP in March 2001, approximately $138 million has been raised through the issuance of new common equity under the DRIP.

On March 28, 2003, the Company announced that it will redeem all of its outstanding 8.6% series C preferred stock on May 2, 2003. The amount payable to redeem the preferred stock will be approximately $99.4 million plus accrued dividends.

Borrowings under the Company’s $490 million three-year revolving line of credit were $102.2 million as of March 31, 2003 and averaged $199 million for the quarter ended March 31, 2003, at a rate of 2.17%. Average bank interest rates were 2.74% for the first quarter of 2002.

Tabulated below is the Company’s debt maturity table by year and in the aggregate:

2003	$12,000,000	(1)
2004	106,000,000
2005	349,000,000	(2)
2006	143,000,000
2007	144,000,000
Thereafter	576,000,000

	$1,330,000,000

(1)	Reflects debt maturities for April to December 2003.
(2)	Includes $102,000,000 for revolving line of credit due October 2005.

Total debt represented 36.1% and 50.9%, respectively, of the Company’s total market and book capitalization as of March 31, 2003, compared with 33.6% and 51.0%, respectively, at the end of 2002. The Company’s senior debt is rated BBB+/BBB+/Baa2 by Standard & Poor’s, Fitch and Moody’s, respectively, and has been rated investment grade continuously since 1986, when the Company first received a bond rating.

OTHER INFORMATION

The following summarizes certain significant operational information for the quarters ended March 31, 2003 and 2002:

	March 31,
	2003	2002
	(Amounts in Thousands)
Capitalized Interest	$161	$274
Amortization of Deferred Financing Costs	620	425
Amortization of Stock Compensation Expense (1)	594	528
Income from Straight Line Rents and Interest	824	356
Expenditures for Lease Commissions, Tenant and Capital Improvements on Managed Properties	1,354	1,623

(1)	In the second quarter of 2002 the Company commenced recognizing compensation expense in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (Statement 123). The implementation of Statement 123 is prospective and therefore only stock options issued after December 31, 2001 are amortized.

HEALTH CARE PROPERTY INVESTORS, INC.

Supplementary Financial Information Portfolio Overview as of March 31, 2003

(Unaudited) Dollars in Thousands, Except Investment Per Square Foot

	Hospitals	Long-Term Care Facilities	Assisted & Retirement Living Facilities	Medical Office Buildings	Other	Portfolio Total	Percentage of Portfolio Total	Managed Portfolio (4)
Annualized cash provided by leases and loans by State (1), (2)
California	$29,165	$5,596	$5,673	$10,692	$4,772	$55,898	15.9%
Texas	8,730	4,297	18,319	10,963	—	42,309	12.0%
Florida	9,788	5,612	12,686	1,455	2,242	31,783	9.0%
Indiana	—	18,614	1,483	6,509	—	26,606	7.5%
Utah	8,331	520	—	11,560	6,472	26,883	7.6%
North Carolina	7,835	3,986	1,453	—	206	13,480	3.8%
Tennessee	—	10,954	164	1,297	1,442	13,857	3.9%
Other (37 States)	37,651	36,907	37,792	25,095	4,555	142,000	40.3%

Grand Total (44 States)	$101,500	$86,486	$77,570	$67,571	$19,689	$352,816	100.0%	$59,623

Percentage of Annualized cash provided by leases and loans	28.7%	24.5%	22.0%	19.2%	5.6%	100.0%		16.9%
Investment (3)	$798,120	$693,748	$720,051	$711,247	$193,746	$3,116,912		$649,456
Return on Investments (5)	12.8%	12.5%	10.8%	9.5%	10.2%	11.3%		9.3%
Number of Properties	31	176	126	85	35	453		89
Assets Held for Sale		7			12	19		12
Number of Beds/Units (8)	3,494	21,825	13,513	—	—	38,832
Number of Square Feet	3,695,000	6,635,000	11,758,000	4,653,000	1,667,000	28,408,000		4,351,000
Investment per Bed/Unit (5)	$229	$32	$53	$—	$—
Investment per Square Foot (5)	$218	$105	$61	$154	$118			$152
Occupancy Data-Current Quarter (6), (8)	59%	81%	84%	—	—			93%
Occupancy Data-Prior Quarter (6), (8)	60%	81%	84%	—	—			93%
Cash Flow Coverage (6), (7), (8)
Before Management Fees	4.6	1.7	1.3	—	—	2.6
After Management Fees	4.2	1.3	1.2	—	—	2.3

(1) "Annualized cash provided by leases and loans" is intended to be an estimate of cash provided by leases and loans for the 12 months ending March 31, 2004 for assets owned on March 31, 2003 and is calculated as (a) base rents, interest or, in the case of our managed properties, net operating income, to be received by us during the 12 months ended March 31, 2004 under existing contracts; plus (b) additional rents received by us during the 12 months ended March 31, 2003, which were approximately $26 million in the aggregate; plus or minus (c) adjustments for the following items (to the extent they are expected to impact rents, interest or net operating income during the 12 months ending March 31, 2004): assets held for sale; known or expected changes in rent due to contract expirations or rent resets; and known or expected rent reductions. We calculate the net operating income of our managed properties by subtracting from rent the expenses not covered by the tenant under the gross leases underlying such properties. Our estimates of annualized cash provided by leases and loans are based on management assumptions and the information available to us at the time of this release. Actual annualized cash provided by leases and loans could differ materially and adversely from the estimates presented in this release.

(2) All amounts exclude assets held for sale.

(3) Includes partnership and limited liability company investments and construction commitments as well as our investment in unconsolidated joint ventures.

(4) Includes managed Medical Office Buildings, Physician Group Practice Clinics, and Healthcare Laboratory and Biotech Research included in the preceding totals.

(5) Excludes facilities under construction.

(6) Excludes facilities under construction, newly completed facilities under start up, vacant facilities and facilities where the data is not available or not meaningful.

(7) Results exclude nine rehabilitation facilities leased to HealthSouth.

(8) Information in this table was derived from financial information provided by our lessees.

HEALTH CARE PROPERTY INVESTORS, INC.

Supplementary Financial Information Portfolio Overview as of March 31, 2003

(Unaudited) Dollars in Thousands

TENANT OVERVIEW

PORTFOLIO BY OPERATOR/TENANT:

Operator/Tenant (1)	Amount (2),(5)	Percentage
Tenet Healthcare	$57,021	16.2%
American Retirement Corp.	25,350	7.2%
Emeritus Corporation	18,936	5.4%
HealthSouth Corporation	17,042	4.8%
Kindred Healthcare, Inc.	16,371	4.6%
HCA Inc.	14,753	4.2%
Beverly Enterprises	12,166	3.4%
Not-For-Profit Investment Grade Tenants	6,546	1.9%
Other Publicly Traded Operators or Guarantors (15 Operators)	38,485	10.9%
Other Non Public Operators and Tenants	146,146	41.4%

Grand Total	$352,816	100.0%

SAME STORE GROWTH (2):

Rent Growth on Comparable Facilities for the Quarter Ended March 31, 2003 vs. March 31, 2002

Triple Net Properties:
Number of Facilities	278
Revenue Decrease	$613

Managed Properties:
Number of Facilities	86
Occupancy Percentage at March 31, 2003	93%
Occupancy Percentage Increase from March 31, 2002	1%
Net Operating Income Decrease	$58

RENEWAL INFORMATION:

	Lease Expirations and Mortgage Maturities
Year	Amount (2),(3),(5)	Percentage
2003	$7,302	2.1%
2004(4)	58,948	16.7%
2005(4)	26,693	7.6%
2006	22,062	6.3%
2007	21,797	6.2%
Thereafter	216,014	61.1%

Grand Total	$352,816	100.0%

(1) At March 31, 2003, the Company had approximately 99 health care operators and approximately 650 leases in the managed portfolio.

(2) Amounts do not include the operations of assets held for sale, which have been included in previous disclosures.

(3) This column includes the impact by year of the total annualized cash provided by leases and loans associated with the properties subject to lease expiration, lessees' renewal option and/or purchase options and mortgage maturities.

(4) $44,130 and $10,606 for 2004 and 2005, respectively, relates to eight hospitals leased to Tenet.

(5) Annualized cash provided by leases and loans.

OTHER KEY INFORMATION

	Quarter Ended March 31, 2003
CAPITAL EXPENDITURES:
Investments	$37,600
Construction in Progress	$4,200
Rentable Square Footage Acquired (1)	718

	Quarter Ended March 31, 2003	Quarter Ended December 31, 2002
RETAINED FUNDS FROM OPERATIONS:
Retained Funds From Operations	$(1,820)	$3,333
Inception-to-Date of Funds From Operations Retained	$181,974	$183,794
Dividends Paid % Since Inception	87.03%	86.44%
Dividends Paid % for the Four Quarters Ended	94.91%	94.60%